Exhibit 99.1

OTTAWA BANCORP, INC.

Announces Fourth Quarter and 2017 Results

OTTAWA, Ill., Feb. 05, 2018 (GLOBE NEWSWIRE) -- Ottawa Bancorp, Inc. (the “Company”) (Nasdaq: OTTW), the holding company for Ottawa Savings Bank, FSB (the “Bank”), announced a net loss of $0.5 million, or $0.14 per basic and diluted common share for the three months ended December 31, 2017, compared to net income of $0.2 million, or $0.06 per basic and diluted common share for the three months ended December 31, 2016. For the year ended December 31, 2017, net income was $0.8 million, or $0.25 per basic and diluted common share, compared to net income of $1.3 million, or $0.43 per basic common share and $0.42 per diluted common share for the year ended December 31, 2016. The fourth quarter and annual 2017 results were negatively impacted by a reduction in value of the Company’s net deferred tax assets which resulted in a charge of approximately $0.8 million, or $0.25 per basic and diluted common share, to income tax expense. This income tax adjustment resulted from the December 22, 2017 enactment of the Tax Cuts and Jobs Act (the “TCJA”), which lowered the corporate tax rate from 34 percent to 21 percent. Prior to the enactment of TCJA, the Company’s net deferred tax assets were valued based upon the projection of a 34 percent future tax benefit.

During the fourth quarter and year ended December 31, 2017, the Company experienced increased loan demand and a continued decrease in non-performing loans. Non-performing loans decreased from $5.0 million at December 31, 2016 to $2.0 million at September 30, 2017 and $1.6 million at December 31, 2017, which in addition to loan growth, improved the ratio of non-performing loans to gross loans from 3.00% at December 31, 2016 to 1.00% at September 30, 2017 and 0.73% at December 31, 2017.

Comparison of Results of Operations for the Three Months Ended December 31, 2017 and December 31, 2016

Net loss for the three months ended December 31, 2017 was $0.5 million compared to net income of $0.2 million for the three months ended December 31, 2016. The decrease in income of $0.7 million or 323.3%, was primarily attributed to an increase in income tax expense of $0.9 million, of which approximately $0.8 million resulted from the re-valuation of net deferred tax assets, and an increase in total other expenses of $0.1 million. The increases in expenses were partially off-set by increases in net interest income after provision for loan losses of $0.4 million and an approximately $35,000 increase in total other income.

Net interest income increased by $0.3 million, or 17.3%, to $2.2 million for the three months ended December 31, 2017, from $1.9 million for the three months ended December 31, 2016. Interest and dividend income increased $0.4 million, or 20.9%, primarily due to an increase in the average balances of interest-earning assets of $18.4 million. The increase in net interest income was partially off-set by an increase in interest expense as the average cost of funds increased 19 basis points to 0.72% for the three months ended December 31, 2017. The net interest margin increased 8.2% during the three months ended December 31, 2017 to 3.82% from 3.53%.

We recorded a provision for loan losses of approximately $0.1 million for both of the three-month periods ended December 31, 2017 and 2016. The allowance for loan losses was $2.5 million, or 1.15% of total gross loans at December 31, 2017 compared to $2.2 million, or 1.35% of gross loans at December 31, 2016. Net charge-offs during the fourth quarter of 2017 were $0.1 million compared to $0.2 million during the fourth quarter of 2016. General reserves were higher at December 31, 2017, when compared to December 31, 2016, as the balances in all loan categories increased during the twelve months ended December 31, 2017. These increases to the allowance were partially off-set by improvements in historical loss levels and changes in qualitative factors during the twelve months ended December 31, 2017, as compared to the same period in 2016. Additionally, specific reserves as of December 31, 2017 were lower than they were as of December 31, 2016, due to several credits being resolved during 2017 that had reserves as of December 31, 2016.

Total other income was approximately $0.5 million for both of the three-month periods ended December 31, 2017 and 2016.

Total other expense increased $0.1 million, or 7.1%, to $2.1 million for the three months ended December 31, 2017, as compared to the three months ended December 31, 2016.  The increase was primarily due to losses on the sale of securities during the fourth quarter of 2017, higher legal and professional expenses, higher data processing expense, higher deposit insurance premium, and increased loan expense. The increases were partially off-set by lower other expenses during the fourth quarter of 2017.

We recorded income tax expense of $1.0 million and $0.1 million for the three months ended December 31, 2017 and 2016, respectively. The $0.9 million increase in income tax expense includes approximately $0.8 million from the re-valuation of net deferred tax assets and approximately $0.1 million resulting from the increase in net income before taxes of approximately $0.2 million.

Comparison of Results of Operations for the Years Ended December 31, 2017 and December 31, 2016

Net income for the year ended December 31, 2017 decreased $0.5 million, or 35.5%, to $0.8 million compared to net income of $1.3 million for the year ended December 31, 2016. The decrease was primarily attributed to an increase in income tax expense of $0.9 million, of which approximately $0.8 million resulted from the re-valuation of net deferred tax assets, and an increase in total other expenses of $0.9 million. The increases in expenses were partially off-set by increases in net interest income after provision for loan losses of $0.9 million and a $0.5 million increase in total other income.

Net interest income increased by $1.0 million, or 13.5%, to $8.6 million for the year ended December 31, 2017, from $7.6 million for the year ended December 31, 2016. Interest and dividend income increased $1.2 million, or 14.4%, primarily due to an increase in the average balances of interest-earning assets of $16.4 million. The increase in net interest income was partially off-set by an increase in interest expense as the average cost of funds increased 11 basis points to 0.60% for the year ended December 31, 2017. The net interest margin increased 5.2% during the year ended December 31, 2017 to 3.84% from 3.65%.

We recorded a provision for loan losses of $0.6 million and $0.4 million for the years ended December 31, 2017 and 2016, respectively. The increase in provision expense was primarily due to increases in the loan portfolio, and therefore the need to increase the provision for loan losses. Additionally, net charge-offs were approximately $0.3 million and $0.4 million for the years ended December 31, 2017 and 2016, respectively. The allowance for loan losses was $2.5 million, or 1.15% of total gross loans at December 31, 2017 compared to $2.2 million, or 1.35% of gross loans at December 31, 2016. General reserves were higher at December 31, 2017, when compared to December 31, 2016, as the balances in all loan categories increased during the twelve months ended December 31, 2017. These increases to the allowance were partially off-set by improvements in historical loss levels and changes in qualitative factors during the twelve months ended December 31, 2017, as compared to the same period in 2016. Additionally, specific reserves as of December 31, 2017 were lower than they were as of December 31, 2016, due to several credits being resolved during 2017 that had reserves as of December 31, 2016.

Total other income increased $0.5 million, to $2.2 million for the year ended December 31, 2017, as compared to the same period for 2016. The increase was primarily due to higher revenues related to mortgage banking activity, as gain on sale of loans, loan origination and servicing income increased.

Total other expense increased $0.9 million, or 12.7%, to $7.9 million for the year ended December 31, 2017, as compared to the year ended December 31, 2016.  The increase was primarily due to higher salaries and employee benefits as additional mortgage loan originators and staff were added to support loan growth. Loan expense increased due to the increase in loan originations.

We recorded income tax expense of $1.5 million and $0.6 million for the years ended December 31, 2017 and 2016, respectively. The $0.9 million increase in income tax expense includes approximately $0.8 million from the re-valuation of net deferred tax assets and approximately $0.1 million resulting from the increase in net income before taxes of approximately $0.5 million.

Comparison of Financial Condition at December 31, 2017 and December 31, 2016

Total consolidated assets as of December 31, 2017 were $255.5 million, an increase of $25.3 million, or 11.0%, from $230.2 million at December 31, 2016.  The increase was primarily due to an increase of $46.4 million in the net loan portfolio, off-set by decreases in securities available for sale of $18.5 million and decreases in cash and cash equivalents of $2.1 million.

Cash and cash equivalents decreased $2.1 million, or 35.2%, to $3.8 million at December 31, 2017 from $5.9 million at December 31, 2016. The decrease in cash and cash equivalents was primarily a result of cash used in investing activities of $28.6 million exceeding cash provided by financing activities of $23.4 million and cash provided by operating activities of $3.1 million.

Securities available for sale decreased $18.5 million, or 41.6%, to $26.0 million at December 31, 2017 from $44.6 million at December 31, 2016, as paydowns, sales, calls, and maturities exceeded new securities purchases. Cash proceeds from the sale of securities were used to fund the loan growth, as the yield earned on the loan originations was higher than those earned in the security portfolio.

Net loans increased by $46.4 million to $207.0 million at December 31, 2017 compared to $160.6 million at December 31, 2016 primarily as a result of a $20.2 million increase in one-to-four family loans, a $8.5 million increase in non-residential real estate loans, and a $8.8 million increase in purchased auto loans. The Company also experienced growth in all other loan categories during the year ended December 31, 2017.

Total deposits increased $10.2 million, or 5.9%, to $182.8 million at December 31, 2017 from $172.5 million at December 31, 2016. At December 31, 2017 checking/money market accounts increased by $0.8 million, savings accounts increased by $2.0 million and certificates of deposit increased by $7.4 million as compared to December 31, 2016.

FHLB advances increased $14.0 million, to $15.1 million at December 31, 2017 compared to $1.1 million at December 31, 2016 to fund the loan growth experienced during the year ended December 31, 2017.

Total stockholders’ equity decreased approximately $35,000, but remained constant at $51.9 million at December 31, 2017 and 2016. The decrease reflects net income of $0.8 million for the year ended December 31, 2017, and an increase in other comprehensive income of $0.1 million related to an increase in the fair value of securities available for sale, partially off-set by dividends of $0.5 million paid to shareholders, $0.3 million to re-purchase and cancel outstanding shares and an approximately $0.2 million net decrease related to ESOP shares.

Annual Meeting of Stockholders

On February 5, 2018, the Company also announced that its annual meeting of stockholders will be held on Wednesday, May 16, 2018.

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Safe-Harbor

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Balance Sheets
December 31, 2017 and 2016 (Unaudited)
	2017	2016
Assets
Cash and due from banks	$2,426,924	$3,916,559
Interest bearing deposits	1,423,872	2,030,090
Total cash and cash equivalents	3,850,796	5,946,649
Time deposits	250,000	250,000
Federal funds sold	939,000	1,690,000
Securities available for sale	26,045,675	44,560,680
Non-marketable equity securities	918,387	753,321
Loans, net of allowance for loan losses of $2,472,446 and $2,247,449 at December 31, 2017 and 2016, respectively	207,035,091	160,586,129
Loans held for sale	499,375	305,072
Premises and equipment, net	6,670,088	6,843,906
Accrued interest receivable	794,449	785,484
Foreclosed real estate	84,100	33,000
Deferred tax assets	1,869,490	2,593,786
Cash value of life insurance	2,293,800	2,245,578
Goodwill	649,869	649,869
Core deposit intangible	286,000	359,000
Other assets	3,308,734	2,558,910
Total assets	$255,494,854	$230,161,384
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$11,562,801	$9,974,536
Interest bearing	171,211,823	162,572,485
Total deposits	182,774,624	172,547,021
Accrued interest payable	661	224
FHLB advances	15,105,287	1,121,153
Other liabilities	4,511,347	3,748,953
Total liabilities	202,391,919	177,417,351
Commitments and contingencies
Redeemable common stock held by ESOP plan	1,202,014	807,629
Stockholders' Equity
Common stock, $.01 par value, 100,000,000 shares authorized; 3,451,802 and 3,467,402 shares issued at December 31, 2017 and 2016, respectively	34,521	34,674
Additional paid-in-capital	36,949,505	37,117,311
Retained earnings	17,746,070	17,455,472
Unallocated ESOP shares	(1,754,632)	(1,932,648)
Accumulated other comprehensive income	127,471	69,224
	53,102,935	52,744,033
Less:
Maximum cash obligation related to ESOP shares	(1,202,014)	(807,629)
Total stockholders' equity	51,900,921	51,936,404
Total liabilities and stockholders' equity	$255,494,854	$230,161,384

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
Interest and dividend income:
Interest and fees on loans	$2,386,333	$1,859,400	$8,677,914	$7,291,931
Securities:
Residential mortgage-backed and related securities	75,116	121,987	435,673	545,450
State and municipal securities	103,922	133,848	477,921	537,981
Dividends on non-marketable equity securities	6,930	6,235	12,084	11,453
Interest-bearing deposits	8,919	13,869	30,322	36,170
Total interest and dividend income	2,581,220	2,135,339	9,633,914	8,422,985
Interest expense:
Deposits	286,868	208,783	963,242	820,316
Borrowings	45,665	9,206	81,625	36,127
Total interest expense	332,533	217,989	1,044,867	856,443
Net interest income	2,248,687	1,917,350	8,589,047	7,566,542
Provision for loan losses	115,000	140,000	575,000	442,500
Net interest income after provision for loan losses	2,133,687	1,777,350	8,014,047	7,124,042
Other income:
Gain on sale of securities	-	-	98,230	8,418
Gain on sale of loans	174,394	179,124	696,754	509,440
Gain on sale of OREO	15,531	-	44,773	188,207
Gain on sale of repossessed assets	1,170	8,961	16,589	10,641
Loan origination and servicing income	171,197	124,956	633,984	364,142
Origination of mortgage servicing rights, net of amortization	16,573	23,184	71,978	65,617
Customer service fees	122,166	123,202	482,525	441,890
Income on bank owned life insurance	12,040	12,867	48,222	50,154
Other	26,711	32,127	115,755	110,012
Total other income	539,782	504,421	2,208,810	1,748,521
Other expenses:
Salaries and employee benefits	1,178,719	1,176,233	4,303,658	3,681,189
Directors fees	40,800	40,800	163,200	163,200
Occupancy	159,607	159,194	644,103	636,809
Deposit insurance premium	15,541	(13,963)	57,189	113,151
Legal and professional services	78,591	50,981	360,720	308,938
Data processing	158,627	143,068	593,871	529,665
Loss on sale of securities	72,175	-	127,344	3,261
Loan expense	189,443	162,291	592,531	446,963
Valuation adjustments and expenses on foreclosed real estate	1,753	3,930	11,937	104,569
Loss on sale of OREO	-	-	-	4,716
Loss on sale of repossessed assets	1,629	4,876	1,903	4,876
Other	239,739	267,016	1,047,628	1,014,334
Total other expenses	2,136,624	1,994,426	7,904,084	7,011,671
Income before income tax expense	536,845	287,345	2,318,773	1,860,892
Income tax expense	1,000,417	79,731	1,504,749	599,794
Net (loss) income	$(463,572)	$207,614	$814,024	$1,261,098
Basic (loss) earnings per share	$(0.14)	$0.06	$0.25	$0.43
Diluted (loss) earnings per share	$(0.14)	$0.06	$0.25	$0.42
Dividends per share	$0.04	$-	$0.16	$-

Ottawa Bancorp, Inc. & Subsidiary
Selected Financial Data and Ratios
(Unaudited)

	At December 31,	At December 31,
	2017	2016
	(In thousands, except per share data)
Financial Condition Data:
Total Assets	$255,495	$230,161
Loans, net (1)	207,035	160,586
Securities available for sale	26,046	44,561
Deposits	182,775	172,547
Stockholders' equity	51,901	51,936
Book value per common share	$15.03	$14.98
Tangible book value per common share (2)	$14.76	$14.69
(1) Net of loans in process, deferred loan (cost) fees and allowance for loan losses. (2) Non-GAAP measure. Excludes intangible assets such as goodwill and core deposit intangible.

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(In thousands, except per share data)
Operations Data:
Total interest and dividend income	$2,581	$2,135	$9,634	$8,423
Total interest expense	332	217	1,045	856
Net interest income	2,249	1,918	8,589	7,567
Provision for loan losses	115	140	575	442
Total other income	540	504	2,209	1,748
Total other expense	2,137	1,994	7,904	7,012
Income tax expense	1,001	80	1,505	600
Net (loss) income	$(464)	$208	$814	$1,261
Basic (loss) earnings per share	$(0.14)	$0.06	$0.25	$0.43
Diluted (loss) earnings per share	$(0.14)	$0.06	$0.25	$0.42
Dividends per share	$0.04	$-	$0.16	$-

	At or for the Three Months Ended		At or for the Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Performance Ratios:
Return on average assets	(0.73%)	0.36%	0.34%	0.56%
Return on average stockholders' equity	(3.54)	1.59	1.55	3.43
Average stockholders' equity to average assets	20.64	22.67	21.66	16.38
Stockholders' equity to total assets at end of period	20.31	22.57	20.31	22.57
Net interest rate spread (1)	3.66	3.40	3.70	3.57
Net interest margin (2)	3.82	3.53	3.84	3.65
Average interest-earning assets to average interest-bearing liabilities	127.12	132.47	128.39	119.12
Other expense to average assets	3.36	3.46	3.26	3.12
Efficiency ratio (3)	76.62	82.37	73.20	75.28
Dividend payout ratio	(28.57)	-	64.00	-

	At December 31,	At December 31,
	2017	2016
	(unaudited)
Regulatory Capital Ratios (4):
Total risk-based capital (to risk-weighted assets)	22.54%	26.76%
Tier 1 core capital (to risk-weighted assets)	21.29	25.51
Common equity Tier 1 (to risk-weighted assets)	21.29	25.51
Tier 1 leverage (to adjusted total assets)	16.22	16.84
Asset Quality Ratios:
Net charge-offs to average gross loans outstanding	0.18	0.27
Allowance for loan losses to gross loans outstanding	1.15	1.35
Non-performing loans to gross loans (5)	0.73	3.00
Non-performing assets to total assets (5)	0.65	2.18
Other Data:
Number of full-service offices	3	3

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of funds on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents other noninterest expenses divided by the sum of net interest income and noninterest income.
(4) Ratios are for Ottawa Savings Bank, FSB.
(5) Non-performing loans and assets include accruing loans past due 90 days or more.

Contact:

Jon Kranov

President and Chief Executive Officer

(815) 366-5436